Exhibit 99.2

Investor Contact: Larry P. Kromidas
(618) 258-3206

 News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN SIGNS AGREEMENT TO SELL METALS DIVISION

CLAYTON, MO, October 15, 2007 – Olin Corporation (NYSE: OLN) announced today that it signed a definitive agreement to sell its Metals business to a subsidiary of Global Brass and Copper Holdings, Inc., an affiliate of KPS Capital Partners, LP, for a purchase price of $400 million.  The price, which is payable in cash, is subject to a customary working capital adjustment.  The sale includes all of the Company’s worldwide Metals operations, including its manufacturing facilities in East Alton, Illinois; Montpelier and Bryan, Ohio; Waterbury, Connecticut; and Cuba, Missouri, as well as its A. J. Oster metals service centers.  The sale is subject to HSR clearance but is not subject to shareholder approval.  The sale is expected to close in the fourth quarter of 2007.

The Metals business, which in 2006 generated revenues and segment income of $2.1 billion and $58 million, respectively, and had 2,900 employees, will be reflected in the Company’s third quarter financial statements as a discontinued operation.  Olin currently expects third quarter earnings from continuing operations to be in the $0.40 per diluted share range, and third quarter earnings from discontinued operations to be in the $0.12 per diluted share range.  The Company expects to recognize a loss of approximately $140 million, based on an estimated September 30, 2007 balance sheet, in conjunction with this transaction.

In 2006, Olin Corporation generated revenues and net income of $3.2 billion and $150 million, respectively, and had 6,000 employees.

The Company will host a conference call on Wednesday, October 17, 2007 at 10:00 a.m. central time to provide additional information regarding the transaction.  The call will be webcast live on our corporate website www.olin.com and will be accessible under the Conference Call icon. Listeners should log on to the website at least 5 minutes prior to the call.  The webcast will remain available for play back for a year following the earnings call.  You may choose to listen to the conference call by dialing 800-706-7749 (International callers please dial 617-614-3474) with a pass code of 20395543.  A replay of this conference call will be available beginning at 11:00 AM (ET) on Wednesday, October 17 through 11:59 PM (ET), Wednesday, October 24 by calling 888-286-8010 (International callers please dial 617-801-6888) with a replay pass code of 27355566.

COMPANY DESCRIPTION
Olin Corporation is a manufacturer concentrated in three business segments:  Chlor Alkali Products, Metals, and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements.  These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate.  The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” and variations of such words and similar expressions in this communication to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control.  Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006, include, but are not limited to, the following:

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•	the ability to satisfy the conditions to the closing of the transaction;

•	the ability to obtain the requisite financing for the transaction;

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sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper and the migration by United States customers to low-cost foreign locations;

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the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	unexpected litigation outcomes;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

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